                                             CONFIDENTIAL DRAFT OF APRIL 5, 2001

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material under (S)240.14a-12

                           PRIDE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


     -------------------------------------------------------------------------

     (5) Total fee paid:


     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

[PRIDE LOGO APPEARS HERE]




                                                                 April    , 2001
To Our Shareholders:

   We are pleased to invite you to attend the Annual Meeting of Shareholders of PRIDE INTERNATIONAL, INC., which will be held at 1:30 p.m., Houston time, on May 18, 2001, at the St. Regis hotel, 1919 Briar Oaks Lane, Houston, Texas.

   At this meeting, we will ask you to approve an amendment to our Restated Articles of Incorporation to annually elect a portion of our directors to a classified Board of Directors and to establish three classes of directors, with each class serving three-year terms. Since 1988, when we became a publicly held corporation, our Articles have provided that our directors are elected as a single class once every five years. In 1999, after we were listed on the New York Stock Exchange, the NYSE advised us of its view that these provisions in the Articles are inconsistent with the NYSE's corporate governance policies, which require a company listed on the NYSE to elect directors annually. In 2000, the NYSE advised us that the failure by our shareholders to approve an amendment to the Articles providing for annual election of directors may subject us to suspension and delisting from the NYSE. The amendment to the Articles discussed in the accompanying proxy statement will bring us into compliance with the NYSE's interpretation of its policies and will allow us to maintain our listing on the Exchange. If the amendment is approved, you also will be asked to elect two directors to serve as Class I directors. If the amendment is not approved, the current directors will continue to serve until the 2003 Annual Meeting.

   In addition, we will ask you to approve an amendment to the Articles that will increase the number of authorized shares of our common stock from 100,000,000 to 200,000,000 and to ratify PricewaterhouseCoopers LLP as our independent accountants for 2001. The meeting also will provide us an opportunity to review with you our business and affairs during 2000.

   Whether or not you plan to attend, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

   We look forward to seeing you at the meeting.

                                        Sincerely,

                                        /s/ Paul A. Bragg
                                        Paul A. Bragg
                                        President and Chief Executive Officer

[PRIDE LOGO APPEARS HERE]  PRIDE INTERNATIONAL, INC.

                               ----------------

                 NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
                          To be held on May 18, 2001

   The Annual Meeting of Shareholders of Pride International, Inc. will be held at the St. Regis hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on Friday, May 18, 2001, at 1:30 p.m., Houston Time, for the following purposes:

     1. In order to maintain Pride's listing on the New York Stock Exchange, to adopt an amendment to Pride's Restated Articles of Incorporation to annually elect a portion of the directors to a classified Board of Directors and to establish three classes of directors (Class I, Class II and Class III), such classes to serve staggered three-year terms.

     2. To adopt an amendment to Pride's Restated Articles of Incorporation to increase the number of authorized shares of Pride common stock from 100,000,000 to 200,000,000.

     3. Subject to approval of Item 1 above, to elect two directors to serve as Class I directors, each to serve for a term of three years.

     4. To ratify the appointment of PricewaterhouseCoopers LLP as Pride's independent accountants for 2001.

   Attached to this Notice is a Proxy Statement setting forth information with respect to the above items and certain other information.

   The Board of Directors has established April 2, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

   Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          /s/ Robert W. Randall
                                          Robert W. Randall
                                          Secretary

April    , 2001
5847 San Felipe, Suite 3300
Houston, Texas 77057

                           PRIDE INTERNATIONAL, INC.
                          5847 San Felipe, Suite 3300
                             Houston, Texas 77057

                               ----------------

                                PROXY STATEMENT

                                      for

                      2001 ANNUAL MEETING OF SHAREHOLDERS

   This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 2001 Annual Meeting of Shareholders of Pride International, Inc. (the "Company") to be held on May 18, 2001, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   All properly executed written proxies delivered pursuant to this solicitation (and not later revoked) will be voted at the Annual Meeting in accordance with the instructions given in the proxy. When voting regarding the amendments to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and the ratification of PricewaterhouseCoopers LLP ("PwC") as the Company's independent accountants for 2001, shareholders may vote for or against the proposal or may abstain from voting. When voting regarding the election of directors, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Shareholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted "for" amending the Articles to elect a portion of the Company's directors annually to a classified Board of Directors of three classes, "for" amending the Articles to increase the number of authorized shares of the Company's common stock from 100,000,000 to 200,000,000, "for" the election of all director nominees and "for" ratification of the appointment of PwC as the Company's independent accountants for 2001.

   The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable by the shareholder at any time before it is exercised at the Annual Meeting by written notice of termination given to the Secretary of the Company or by filing with the Secretary a later-dated proxy. All shares of the Company's common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this Proxy Statement and the Company's Annual Report to Shareholders, are intended to be sent to shareholders on or about April 20, 2001.

                QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

   The Board of Directors has established April 2, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the record date, there were outstanding 72,925,993 shares of common stock held by 1,512 shareholders of record. Each share of common stock is entitled to one vote upon each matter to be voted on at the meeting.

   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement is satisfied. If a quorum is present, the adoption of the amendments to the Articles and the ratification of the appointment of PwC as the Company's independent accountants for 2001 require the affirmative vote of at least a majority of the votes cast. Abstentions from voting will be included in the voting tally and will have the same effect as a vote against a proposal. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote with respect to a proposal. Accordingly, broker non-votes will not affect the outcome of the voting, but will have the effect of reducing the number of affirmative votes required to achieve the majority vote for the proposal. If the proposal regarding the annual election of a portion of the directors to a classified Board of Directors is approved, the two nominees for director will be elected by a plurality of the votes cast. There will be no cumulative voting in the election of directors.

   Any holder of common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the Annual Meeting and voting in person. Attendance by a shareholder at the Annual Meeting will not itself revoke his or her proxy.

                     COST AND METHOD OF PROXY SOLICITATION

   The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, facsimile or telegram or in person. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so. In addition, the Company has engaged Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

                    ANNUAL ELECTION OF PORTION OF DIRECTORS
                       TO CLASSIFIED BOARD OF DIRECTORS
                                   (ITEM 1)

   Since 1988, when the Company became a publicly held corporation, the Articles have provided that the directors of the Company are elected as a single class once every five years. In 1999, after the Company's common stock was listed on the New York Stock Exchange (the "NYSE"), the Company was advised by the NYSE of its view that these provisions in the Articles are inconsistent with the corporate governance policies articulated in the NYSE's Listed Company Manual, which require a listed company to elect directors annually. In 2000, the NYSE advised the Company that the failure by the Company's shareholders to adopt an amendment to the Articles providing for annual election of directors may subject the Company's common stock to suspension and delisting from the NYSE.

   To comply with the NYSE's interpretation of its policies and to maintain the Company's listing on the NYSE, the Board of Directors has unanimously approved an amendment to the Articles to elect a portion of the directors annually to a classified Board of Directors and to establish three classes of directors as nearly equal in number as possible, which classes, after an interim arrangement, will serve staggered three-year terms. If the amendment is adopted by the Company's shareholders, Class I directors will be initially elected at this Annual Meeting (as more fully described in Item 3), Class II directors at the 2002 Annual Meeting and Class III directors at the 2003 Annual Meeting. Any vacancy (including any vacancy resulting from an increase in the authorized number of directors, or from failure of the shareholders to elect the full number of authorized directors) would be filled by the vote of at least two-thirds of the directors then in office, and a director elected to fill a vacancy would serve until the next shareholders' meeting held for the election of directors of the class in which the vacancy occurred and until such director's successor has been elected and qualified. Shareholders will continue to have the right currently provided by the Articles, at any special meeting called for the purpose prior to such action by the Board, to fill the vacancy. If the amendment to the Articles is adopted by the shareholders, the Company's Bylaws also will be amended to be consistent with the amendment to the Articles.

Reasons for Proposal

   If the Company's shareholders fail to adopt the amendment to the Articles as described in this Item 1, the Company's directors will continue to be elected for five-year terms, with the next election being held at the 2003 Annual Meeting. As discussed above, the NYSE has advised the Company that such failure may subject the Company's common stock to suspension and delisting from the NYSE. Accordingly, the proposal is being made at this time to maintain the Company's listing on the NYSE, which the Board believes is in the best interests of the Company's shareholders. The proposal is not the result of any specific effort to accumulate the Company's common stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, and the Company is not aware of any such effort.

   In approving the amendment to the Articles discussed in this Item 1, the Board of Directors considered both a classified Board structure and a structure whereby all directors would be elected annually. For the reasons stated below, the Board of Directors believes that the classified Board structure is in the best interests of the Company and its shareholders.

   The Board believes that the staggered system of electing directors affords the Company valuable protection against unsolicited, coercive proposals to take control of the Company. In the event of a hostile takeover attempt, the Board believes the fact that approximately two-thirds of the directors have tenure for more than one year would encourage a person seeking control of the Company to enter into arms-length negotiations with the Board and would afford the Company critically needed time and bargaining power to negotiate, to consider alternative proposals and to ensure that shareholder value is maximized.

   The Board also believes that a classified Board would enhance shareholder value by providing continuity and stability to the Company's business strategies and policies. A system of electing one-third of the directors at each annual meeting of shareholders helps to ensure that at least a majority of the directors at all times will have in-depth knowledge of the Company and its business, which assists the Board in conducting effective long-term strategic planning. At the same time, shareholders have an opportunity each year to renew and reinvigorate corporate decision-making by electing a class of directors, while avoiding the sudden and disruptive changes in corporate policies that could arise if an entirely new group of directors were elected in a single year. The Company has experienced no difficulty in assuring the continuity of the Company's affairs and policies in the past.

   In this connection, the Board also notes that 10 of the 15 companies constituting the Oil Service Index, and 12 of the 30 companies constituting the Dow Jones Industrial Average, elect a portion of their directors annually to a classified board.

Anti-Takeover Effects of Proposal

   The proposal, together with provisions of Louisiana law and the Articles and the Company's Bylaws currently in effect, may be considered to have an anti-takeover effect and may discourage or make more difficult a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if a shareholder might consider the transaction in his or her best interest or the takeover attempt might result in a premium over the market price for the Company's common stock. For a description of the provisions in the current Articles and Bylaws of the Company and Louisiana law that may be considered to have an anti-takeover effect, please read "Certain Provisions of Current Articles and Bylaws" below. Other than the amendments to the Articles described in this proxy statement, the Board of Directors does not currently intend to propose other anti-takeover measures in future proxy solicitations.

   The Articles currently provide that directors are elected for five-year terms. The shareholders of the Company can therefore replace the entire Board of Directors, and effect a change in control of the Board, only once every five years. The classification of the directors will have the effect of requiring only two annual meetings of shareholders, instead of one every five years, for shareholders to effect such a change in control.

Accordingly, the proposed classification of the Board may be considered to have less of an anti-takeover effect than the five-year term of directors currently provided by the Articles, at least in years where directors are not currently elected. It should also be noted that the classification provision will apply to every election of directors.

   As with the existing five-year terms, staggered three-year terms, especially when combined with the existing director removal provisions and vacancy filling procedures described below, make it more difficult for shareholders to change or replace a Company director, even if the reason for such a change is related to the performance or business judgment of the director. The number of directors is designated in the Bylaws. Shareholders may amend the Bylaws only by vote of 80% of the total voting power of the Company's voting stock, provided that no change to the Bylaws to decrease the number of directors may shorten the term of an incumbent director. In addition, a vacancy on the Board may be filled by a vote of at least two-thirds of the directors in office, and a director elected to fill a vacancy serves until the next shareholder meeting held for the election of directors generally, in the case of the five-year terms, or for the election of directors of the class in which the vacancy occurs, in the case of a classified board; provided that the Company's shareholders can fill a vacancy on the Board only at a special meeting called to do so prior to such action of the Board. These existing restrictions on amending the Company Bylaws and on filling vacancies could allow the Board of Directors to prevent any shareholder from obtaining majority representation on the Board by enlarging the Board and filling the new directorships with its own nominees. In addition, directors can be removed by the shareholders only for cause and only by a vote of not less than 80% of the voting power. Such removal may be made only at a shareholder meeting called specifically for that purpose. These existing director removal provisions, when coupled with the provision of the Articles authorizing the Board of Directors to fill vacant directorships prior to shareholder action, will preclude shareholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. The Company emphasizes, however, that the anti-takeover effects of the provisions described in this paragraph are currently applicable and will continue to be so regardless of whether the proposal to elect a portion of the directors annually to a classified Board is approved.

Vote Required and Board Recommendation

   If a quorum is present at the Annual Meeting, amending the Articles to elect a portion of the directors annually to a classified Board of Directors and to establish three classes of directors requires adoption by the affirmative vote of at least a majority of the votes cast. Your Board of Directors unanimously recommends a vote FOR such adoption.

                 INCREASE OF AUTHORIZED SHARES OF COMMON STOCK
                                   (ITEM 2)

   The Company is currently authorized to issue 100 million shares of common stock. As of April 2, 2001, 72.9 million shares were issued and outstanding and 26.1 million shares were reserved for issuance upon conversion of the Company's outstanding convertible debt (which does not include the senior convertible notes described below), upon exchange of the stock of one of the Company's affiliates and under the Company's existing long-term incentive plans and stock purchase plans. As of April 2, 2001, the Company therefore had
1.0 million authorized shares of common stock that had not been issued or reserved for issuance. In addition, as described below, the Company has issued senior convertible notes that are convertible into approximately 4.0 million shares of common stock. As a result, the Company currently does not have sufficient uncommitted shares to deliver shares upon conversion of such notes or for use in future transactions where the Board of Directors determines that common stock should be issued without using shares previously dedicated for other purposes. The Company's Board of Directors has therefore unanimously approved an increase in the number of shares of authorized common stock from 100 million to 200 million.

   The increase would permit the Company to satisfy its obligations under the Company's senior convertible notes issued in March 2001 as part of the consideration for the Company's increase in ownership to 100% of two fourth-generation semisubmersible drilling rigs, the Pride Carlos Walter and the Pride Brazil, which were recently completed and are currently in transit to Brazil to work under five-year charter and service rendering contracts for Petroleos Brasilerio S.A. The notes, in an aggregate principal amount of $86 million, have a term of three years, bear interest at 9% per year and are convertible into approximately 4.0 million shares of the Company's common stock. If the shareholders adopt the amendment to the Articles described in this Item 2, the Company will be able to satisfy its obligation to deliver shares of common stock upon conversion of the notes from its additional authorized but unissued shares. If the shareholders fail to adopt the amendment, upon conversion of the notes, the Company will be required to issue shares that have previously been dedicated for other purposes or that the Company repurchases to satisfy such obligation.

   The additional common stock, if so authorized, could also be issued at the discretion of the Board of Directors, without further action by the shareholders except as required by applicable law or the rules of the NYSE, in connection with acquisitions, equity financings, employee benefit plans and other corporate purposes. The Board believes the approval of this proposal is advisable because it will provide the Company with greater flexibility in connection with possible future transactions. Except for issuances as described in this Item 2, there are no proposals for any issuances of additional shares of common stock pending before the Company's Board of Directors.

   If the shareholders approve the proposal, the additional shares of authorized common stock will become part of the existing class of common stock, and the additional shares, when issued, will have the same rights and privileges as the shares of common stock now issued. The increase in the authorized common stock will not have an immediate effect on the rights of existing shareholders.

Anti-Takeover Effects of Proposal

   The increase in the authorized shares of common stock and the subsequent issuance of such shares may be considered to have an anti-takeover effect and may discourage or make more difficult a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if a shareholder might consider the transaction in his or her best interest or the takeover attempt might result in a premium over the market price for the Company's common stock. Any such issuance of additional common stock could have the effect of diluting the earnings per share and book value per share of the outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

   Other than the amendments to the Articles described in this proxy statement, the Board of Directors does not currently intend to propose other anti-takeover measures in future proxy solicitations. The proposal is not the result of any specific effort to accumulate the Company's common stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, and the Company is not aware of any such effort. For a description of the provisions in the current Articles and Bylaws of the Company and Louisiana law that may be considered to have an anti-takeover effect, please read "Certain Provisions of Current Articles and Bylaws" below.

Vote Required and Board Recommendation

   If a quorum is present at the Annual Meeting, amending the Articles to increase the authorized shares of common stock requires adoption by the affirmative vote of at least a majority of the votes cast. Your Board of Directors unanimously recommends a vote FOR such adoption.

                             CERTAIN PROVISIONS OF
                          CURRENT ARTICLES AND BYLAWS

   In addition to the proposed provisions described in Items 1 and 2 above, the provisions summarized below of Louisiana law and the Articles and Bylaws currently in effect may be considered to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder of the Company might consider in his or her best interest, including those attempts that might result in a premium over the market price for the Company's common stock.

Preferred Stock

   The Board of Directors can, without action by shareholders, issue up to 5,000,000 shares of preferred stock in one or more series. The Board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could discourage or make more difficult a change in control of the Company.

Shareholder Meetings

   The Articles and Bylaws provide that shareholders may call special meetings only if the meeting is called by shareholders holding 80% of the total voting power. In addition, shareholders may take action by written consent and without the holding of a meeting only if the consent is unanimous. The Bylaws provide that the only business that can be conducted at a shareholders meeting is the business set forth in the notice of meeting.

Shareholder Nominations of Directors

   The Articles provide that only persons nominated by or at the direction of the Board or by a shareholder who has given timely notice to the Secretary prior to the meeting in which directors are to be elected are eligible for election as directors. To be timely, the Company must receive notice between 45 and 90 days before the meeting. If less than 55 days' notice or prior public disclosure of the meeting date is given or made to shareholders, the Company must receive the notice not later than the tenth day after the day on which the notice was mailed or the disclosure was made. The notice from a shareholder nominating a person for election as a director must give specified information about the person.

Supermajority Vote for Business Combinations

   The Articles provide that certain business combinations between the Company and a person that beneficially owns 30% of the total voting power of the Company's voting stock require approval at a shareholder meeting called for that purpose by 80% of the total voting power, excluding securities owned by the acquiring entity and its affiliates. A 30% beneficial owner is referred to as an "acquiring entity" under the Company's Articles and Bylaws. In addition, these business combinations must meet conditions relating to: (1) form and quantity of consideration to be received by shareholders; (2) restrictions on the acquiring entity purchasing additional voting securities; (3) dividends paid on the Company's outstanding stock; (4) restrictions on the acquiring entity receiving the Company's financial assistance or making changes to the Company's business or capital structure without unanimous Board approval; and
(5) distribution of a proxy statement containing the directors' recommendation and opinion of a reputable investment bank.

   Business combinations that are approved by "continuing directors" or that involve a transfer of the Company's assets to a wholly owned subsidiary or a merger that does not change the percentages of shareholder ownership are exempt from these restrictions. A "continuing director" is any member of the Company's Board of Directors who was a member of the Board prior to the time a person or entity becomes an acquiring entity and any person who is subsequently elected to the Board if the person is recommended or approved by a majority of the continuing directors. The "continuing directors" do not include an acquiring entity or an affiliate or associate of an acquiring entity.

Interested Shareholder Transactions

   Louisiana law requires that mergers, consolidations or share exchanges with a shareholder owning 10% or more of the voting power be recommended by the Board and approved by (1) 80% of the votes entitled to be cast by outstanding shares of voting stock and (2) two-thirds of the votes entitled to be cast by voting stock other than an interested shareholder. Transactions that do not alter the contract rights of the stock or convert the Company's shares and that satisfy certain consideration and procedural requirements are exempt from these requirements.

Business Combinations under Louisiana Law

   As permitted by Louisiana law, the Articles expressly authorize the Board of Directors, when considering a tender offer, exchange offer, merger or consolidation, to consider, among other factors, the social and economic effects of the proposals on the Company, its subsidiaries and its employees, customers, creditors and communities.

Limitation of Liability of Officers and Directors

   Section 24 of the Louisiana Business Corporation Law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of officers' and directors' fiduciary duties, except for (1) any breach of the officer's or director's duty of loyalty to the Company or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 92D of the Louisiana Business Corporation Law or (4) any transaction from which the officer or director derived an improper personal benefit.

   The Articles limit the liability of the Company's officers and directors to the Company and its shareholders to the fullest extent permitted by Louisiana law. The inclusion of these provisions in the Articles may reduce the likelihood of derivative litigation against the Company's officers and directors, and may discourage or deter shareholders or management from bringing a lawsuit against the Company's officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefited the Company and its shareholders. Both the Articles and Bylaws provide indemnification to the Company's officers and directors and certain other persons.

Amendment of Certain Provisions of the Articles and Bylaws

   The Articles generally provide that if either a majority of the directors, at a time when there is no acquiring entity, or a majority of the continuing directors, at a time when there is an acquiring entity, recommends an amendment to the Articles, the holders of a majority of the total voting power present at a shareholder meeting are required to amend the Articles. Otherwise, the holders of 80% of the total voting power are required. Exceptions relate generally to (1) the authority of the Board of Directors to issue preferred stock, where no shareholder vote is required, and (2) supermajority voting provisions for business combinations and limitations on director liability, where approval of holders of 80% of the total voting power is required, regardless of whether there is an acquiring entity.

   The Company's Bylaws may be amended or repealed only by (1) a majority of the entire Board of Directors at any time when there is no acquiring entity,
(2) both a majority of the entire Board of Directors and a majority of the continuing directors at any time when there is an acquiring entity or (3) the affirmative vote of the holders of at least 80% of the total voting power.

Shareholder Rights Plan

   On September 9, 1998, the Company's Board of Directors adopted a preferred share purchase rights plan. Under the plan, each share of common stock currently includes one right to purchase preferred stock. Currently, the rights are not exercisable and are attached to all outstanding shares of common stock. The rights will separate from the common stock and become exercisable (1) ten days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of the outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person's acquiring beneficial ownership of 15% of the outstanding common stock.

   The Company's Board of Directors can elect to delay the separation of the rights from the common stock beyond the ten-day periods referred to above. A 15% beneficial owner is referred to as an "acquiring person" under the plan. Until the rights are separately distributed, the rights will be evidenced by the common stock certificates and will be transferred with and only with the common stock certificates.

   After the rights are separately distributed, each right will entitle the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock for a purchase price of $50. The rights will expire at the close of business on September 9, 2008, unless the Company redeems or exchanges them earlier as described below.

   If a person becomes an acquiring person, the rights will become rights to purchase shares of common stock for one-half the current market price (as defined in the rights agreement) of the common stock. This occurrence is referred to as a "flip-in event" under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The Board of Directors has the power to decide that a particular tender or exchange offer for all outstanding shares of the Company's common stock is fair to and otherwise in the best interests of the Company's shareholders. If the Company's Board makes this determination, the purchase of shares under the offer will not be a flip-in event.

   If, after there is an acquiring person, the Company is acquired in a merger or other business combination transaction or 50% or more of the Company's assets or earning power are sold or transferred, each holder of a right will have the right to purchase shares of common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a "flip-over event" under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

   Until ten days after the announcement that a person has become an acquiring person, the Board may decide to redeem the rights at a price of $.01 per right, payable in cash, shares of common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

   At any time after a flip-in event and prior to either a person's becoming the beneficial owner of 50% or more of the shares of common stock or a flip-over event, the Board may decide to exchange the rights for shares of common stock on a one-for-one basis. Rights owned by an acquiring person, which will have become void, will not be exchanged.

   Other than provisions relating to the redemption price of the rights, the rights agreement may be amended by the Board of Directors prior to the distribution of the rights. After the distribution of the rights, the provisions of the rights agreement other than the redemption price may be amended by the Board of Directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

   Various actions under the rights agreement, including redeeming and exchanging the rights or amending the rights agreement, will require the approval of the Company's "continuing directors." A "continuing director" under the rights agreement is any person who is a continuing director under the Articles if that person was a member of the Board prior to the time a person becomes an acquiring person or that person's nomination for election or election to the Board is recommended or approved by a majority of the continuing directors. The "continuing directors" do not include an acquiring person, or an affiliate or associate of an acquiring person, or any representative or nominee of them.

   The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Board of Directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire the Company even if the acquisition may be favorable to the interests of the Company's shareholders. Because the Board of Directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the Board.

                             ELECTION OF DIRECTORS
                                   (ITEM 3)

   The Board of Directors currently consists of the eight members listed below. If the Company's shareholders approve Item 1 of this proxy statement, the Company will file an amendment to the Articles that will divide the Board of Directors into three classes (Class I, Class II and Class III). Class I directors will be elected at this Annual Meeting to hold office beginning after the effectiveness of the amendment and until the 2004 Annual Meeting and until their respective successors are elected and qualified. Class II and Class III directors will be assigned by the Board of Directors as described below, which directors will hold office until the 2002 Annual Meeting and 2003 Annual Meeting, respectively, and until their respective successors are elected and qualified. If shareholders do not approve Item 1, the current directors will continue to serve until the expiration of their term of office at the 2003 Annual Meeting.

Nominees for Election

   Each of the nominees for Class I director has been approved by the Board of Directors for submission to the shareholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and certain other information for each nominee:

   Paul A. Bragg, 45, has been Chief Executive Officer and a director of the Company since March 1999, President since February 1997 and was Chief Operating Officer from February 1997 to April 1999. He joined the Company in July 1993 as its Vice President and Chief Financial Officer. From 1988 until he joined the Company, Mr. Bragg was an independent business consultant and managed private investments. He previously served as Vice President and Chief Financial Officer of Energy Service Company, Inc. (now ENSCO International, Inc.), an oilfield services company, from 1983 through 1987. Mr. Bragg serves on the Executive Committee of the Board of Directors.

   Jorge E. Estrada M., 53, has been a director of the Company since October 1993. For more than five years, Mr. Estrada has been President and Chief Executive Officer of JEMPSA Media and Entertainment, a company specializing in the Spanish and Latin American entertainment industry. Previously, Mr. Estrada served as President--Worldwide Drilling Division of Geosource and Vice President of Geosource Exploration Division--Latin America.

Vote Required and Board Recommendation

   If a quorum is present at the Annual Meeting and the Company's shareholders approve Item 1, the two nominees receiving the greatest number of votes cast will be elected as Class I directors. If, prior to the Annual Meeting, any nominee becomes unavailable for election, which is not anticipated, the proxies received will be voted "for" the election of such substitute nominee as the Board of Directors may propose. Your Board of Directors unanimously recommends a vote FOR election of the two director nominees.

Information Concerning Current Directors Not Standing for Election

   Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and certain other information for the Company's directors that are not standing for election.

   James B. Clement, 54, has been a director of the Company since November 1993 and Chairman of the Board since March 1999. From 1977 until October 1997, he was an executive officer of Offshore Logistics, Inc., a publicly traded company engaged in helicopter transportation services, serving as its President, Chief Executive Officer and a director since 1988. He is currently serving as a consultant to Offshore Logistics and manages personal investments. Mr. Clement serves on the Executive Committee and the Audit Committee of the Board of Directors. If the shareholders approve Item 1, Mr. Clement will become a Class III director.

   Remi Dorval, 50, became a director of the Company in March 1997 in connection with the acquisition by the Company of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol-Foramer"). See "Certain Relationships and Related Transactions." From that time until March 1999, he served as Vice Chairman of the Board of the Company. For more than five years prior to becoming a director, Mr. Dorval was a Supervisory Director and Chief Executive Officer of Forasol-Foramer and its predecessors. Since 1990, he has been a supervisory director of Soletanche S.A., a privately held French company, and is in charge of its interests in the oil and gas sector. Mr. Dorval serves on the Audit Committee of the Board of Directors. If the shareholders approve
Item 1, Mr. Dorval will become a Class II director.

   Christian J. Boon Falleur, 53, became a director of the Company in March 1997 in connection with the Forasol-Foramer transaction. See "Certain Relationships and Related Transactions." For more than five years prior to becoming a director, Mr. Boon Falleur was a Supervisory Director and Executive Vice President of Forasol-Foramer and its predecessors. From 1972 until April 2000, he was affiliated with Ackermans & van Haaren Group, a publicly traded company listed on the Brussels Stock Exchange. Since April 2000, he has been managing director of DMC S.A., a managerial and consulting firm. Mr. Boon Falleur serves on the Compensation Committee of the Board of Directors. If the shareholders approve Item 1, Mr. Boon Falleur will become a Class II director.

   William E. Macaulay, 55, became a director of the Company in July 1999. See "Certain Relationships and Related Transactions." Mr. Macaulay is chairman and Chief Executive Officer of First Reserve Corporation, the manager of the two funds that own 14.7% of the Company's common stock. He is a director of the following publicly held companies: Chicago Bridge & Iron Company, an international engineering and construction company, National-Oilwell, Inc., a distributor of oilfield equipment and machinery, Weatherford International, Inc., an oilfield services company, Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, Maverick Tube Corporation, a manufacturer of oilfield tubulars, line pipe and structural steel, TransMontaigne Inc., a company engaged in transporting, terminalling, storing and marketing refined petroleum products, and Grant Prideco, Inc., a company engaged in drill stem technology development and drill pipe manufacturing. If the shareholders approve Item 1, Mr. Macaulay will become a Class III director.

   Ralph D. McBride, 54, has been a director of the Company since September 1995 and Vice Chairman of the Board since March 1999. Mr. McBride has been a partner with the law firm of Bracewell & Patterson, L.L.P. in Houston, Texas, since 1980. Bracewell & Patterson provides legal services to the Company from time to time. The Company paid approximately $800,000 to Bracewell & Patterson for services rendered during 2000. Mr. McBride serves on the Executive Committee, the Audit Committee and the Compensation Committee of the Board of Directors. If the shareholders approve Item 1, Mr. McBride will become a Class III director.

   James T. Sneed, 69, has been a director of the Company since October 1992. In 1991 he retired after 37 years of employment with Mobil Oil Corporation where he was Production Manager USA. Mr. Sneed serves on the Executive Committee and the Compensation Committee of the Board of Directors. If the shareholders approve Item 1, Mr. Sneed will become a Class II director.

Compensation of Directors

   General. The annual retainer for each outside director is $9,000 per quarter, or $36,000 annually. Mr. Clement, the Chairman of the Board, receives $56,000 annually, less costs incurred by the Company in connection with providing Mr. Clement coverage under the Company's health insurance program. Each outside director also receives a fee of (i) $1,000 ($2,000 for Mr. Clement) for each Board meeting attended and (ii) $1,000 ($2,000 for Mr. Clement) for each committee meeting attended that is not on the date of a Board meeting or $500 ($1,000 for Mr. Clement) for each committee meeting attended that is on the date of a Board meeting.

   In addition, each director who is not an employee of the Company (other than Mr. Estrada) has received stock options under the Company's 1993 Directors' Stock Option Plan. A maximum of 400,000 shares of common stock is available for purchase upon exercise of options granted under the plan. Under the terms of the plan, each eligible director automatically receives an initial option grant of 10,000 shares upon becoming a director and, as long as the director remains eligible, may receive one grant annually as determined by the Board of Directors or the Executive Committee following the calendar year in which such director receives the initial grant. Persons who were eligible directors on the date the plan was adopted received their initial option grants of 10,000 shares each at that time. The exercise price of options is the fair market value per share on the date the option is granted. Options expire ten years from the date of grant. Each option becomes exercisable as to 50% of the shares covered at the end of one year from the date of grant and the remaining 50% at the end of two years from the date of the grant. The plan provides for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the event of a change in control of the Company. As of April 2, 2001, options to purchase 204,665 shares were outstanding under the plan.

   Consulting Arrangement with Jorge E. Estrada M. The Company and Mr. Estrada have entered into a consulting arrangement whereby Mr. Estrada is paid a fee for the successful completion by the Company of an acquisition referred to the Company by Mr. Estrada. The amount of the fee is based on the total dollar amount of the transaction and may not exceed $1.0 million per transaction. The Company has agreed to advance to Mr. Estrada an amount equal to $15,000 per month against the fees payable under the arrangement, which advances will be offset against any fees that become so payable. In addition, the Company has agreed, on a case-by-case basis, to pay Mr. Estrada a business development fee from revenues generated by projects identified by Mr. Estrada. In the event of a change of control of the Company, the agreement and any other benefits provided to Mr. Estrada will be automatically extended for three years, and any amounts payable may, at Mr. Estrada's election, be required to be paid upon demand in a lump sum. Fees paid to Mr. Estrada in 2000 under the agreement totaled $1.0 million.

Organization of the Board of Directors

   The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to an Executive Committee, an Audit Committee and a Compensation Committee. During 2000, the Board of Directors of the Company held 12 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the total number of meetings held by each Committee of the Board on which he served. The Board does not have a standing nominating committee.

   The Executive Committee, currently comprising Messrs. Bragg, Clement, McBride and Sneed, may exercise the power and authority of the Board of Directors, subject to certain limitations, when the Board is not in session. The Executive Committee did not hold any meetings during 2000.

   The Audit Committee, currently comprising Messrs. Clement, Dorval and McBride, has the authority and power to oversee the retention, performance and compensation of the independent public accountants of the Company and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee held two meetings during 2000.

   The Compensation Committee, currently comprising Messrs. Boon Falleur, McBride and Sneed, recommends and approves employment agreements, salaries and incentive plans, stock options and employee benefit plans for officers and key employees. The Compensation Committee held two meetings during 2000.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                   (ITEM 4)

   PwC has been appointed by the Board of Directors as independent public accountants for the Company and its subsidiaries for the year ending December 31, 2001. This appointment is being presented to the shareholders for ratification. Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from shareholders.

Vote Required and Board Recommendation

   If a quorum is present at the Annual Meeting, the ratification of the appointment of PwC requires the affirmative vote of at least a majority of the votes cast. Your Board of Directors recommends a vote FOR such ratification.

   If the shareholders fail to ratify the appointment of PwC as the Company's independent accountants, it is not anticipated that PwC will be replaced in 2001. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company's independent accountants for 2002.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's common stock with the Securities and Exchange Commission and, pursuant to rules promulgated under
Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company is not aware of any failure by any of its executive officers or directors to comply with the
Section 16(a) reporting requirements during 2000.

                              SECURITY OWNERSHIP

   The following table sets forth certain information as of April 2, 2001 (unless otherwise noted) with respect to the beneficial ownership of the Company's common stock by (1) each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company's common stock, (2) the directors of the Company and the persons named in the "Summary Compensation Table" below and (3) all executive officers and directors of the Company as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

                                                           Number of
                                                             Shares    Percent
                                                          Beneficially   of
Name and Address                                           Owned (1)    Class
----------------                                          ------------ -------
First Reserve Corporation (2)............................  10,747,735   14.7%
 411 West Putnam Avenue
 Greenwich, Connecticut 06830

James W. Allen...........................................                 *

Paul A. Bragg............................................                 *

John R. Blocker, Jr......................................     240,580     *

Gary W. Casswell.........................................                 *

James B. Clement.........................................                 *

Remi Dorval (3)..........................................                 *

Jorge E. Estrada M.......................................          --     *

Christian J. Boon Falleur................................                 *

William E. Macaulay (2)..................................  10,752,735   14.7

Ralph D. McBride.........................................      48,333     *

John O'Leary.............................................     253,375     *

James T. Sneed...........................................      33,433     *

All current executive officers and directors as a group
 (16 persons) (2)(3).....................................

--------
 * Less than 1% of issued and outstanding shares of the Company's common stock.
(1) The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of April 2, 2001 by exercise of stock options as follows: Mr. Allen--601,800; Mr. Bragg--540,300; Mr. Blocker--229,300; Mr. Casswell--34,300; Mr. Clement--
     32,833; Mr. Dorval--31,333; Mr. Boon Falleur--31,333; Mr. Macaulay-- 5,000; Mr. McBride--38,333; Mr. O'Leary--251,282; Mr. Sneed--30,333; and
     all other executive officers--370,500.
(2) First Reserve Fund VIII, L.P. ("Fund VIII") and First Reserve Fund VII, Limited Partnership ("Fund VII") own beneficially and of record 9,865,072 shares and 882,663 shares, respectively, of the Company's common stock. The shares owned beneficially and of record by Fund VIII and Fund VII are beneficially owned by, and such funds share voting and investment power with respect to such shares with, First Reserve GP VII, L.P. (882,663 shares), First Reserve GP VIII, L.P. (9,865,072 shares) and First Reserve Corporation (10,747,735 shares). First Reserve Corporation is the managing general partner of First Reserve GP VII, L.P. and First Reserve GP VIII, L.P., which are, in turn, the general partners of Fund VII and Fund VIII. Mr. Macaulay disclaims beneficial ownership of the shares owned by Fund VIII and Fund VII, of which Mr. Macaulay is affiliated. The business address of Mr. Macaulay is c/o First Reserve Corporation, 411 West Putnam Avenue, Greenwich, Connecticut 06830.
(3) Mr. Dorval disclaims beneficial ownership of the 482,750 shares beneficially owned by Soletanche S.A., of which Mr. Dorval serves as a supervisory director.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   First Reserve Transactions. In March 2000, the Company sold 4,500,000 shares of common stock to First Reserve Fund VIII, L.P. ("Fund VIII"), an investment partnership managed by First Reserve Corporation ("First Reserve"), for $72.0 million in cash. In March 2001, as part of the Company's increase in ownership to 100% of the joint venture that recently completed the construction of two fourth-generation semisubmersible drilling rigs, the Pride Carlos Walter and the Pride Brazil, the Company issued to Fund VIII and First Reserve Fund VII, Limited Partnership ("Fund VII") a total of 519,468 shares of common stock pursuant to Fund VIII's and Fund VII's original investment in the joint venture. As a result of these and other sales of the Company's common stock to Fund VIII and Fund VII, those funds currently own a total of 10,747,735 shares of the Company's common stock, or 14.7% of the total shares outstanding. The funds also hold a 11.9% interest in the joint venture that is constructing two fourth-generation semisubmersible drilling rigs, the Amethyst 4 and the Amethyst 5, which interest is exchangeable for 527,652 shares of the Company's common stock beginning in June 2002 (or earlier in certain events). The Company currently owns a 26.4% interest in the joint venture.

   The Company, Fund VIII and Fund VII have entered into a Shareholders Agreement providing that, as long as Fund VIII or any other affiliate of First Reserve (collectively, the "First Reserve Group") owns Company Securities, First Reserve is entitled to nominate one director to the Company's Board of Directors. "Company Securities" include the Company's common stock and any class or series of the Company's preferred stock, and any other securities, warrants or options or rights of any nature that are convertible into, exchangeable for or exercisable for the purchase of, or otherwise give the holder any rights in, the Company's common stock, or any class or series of Company preferred stock entitled to vote generally for the election of directors or otherwise. The First Reserve director nominee currently is William E. Macaulay, Chairman and Chief Executive Officer of First Reserve. In addition, the Shareholders Agreement provides that:

  . Members of the First Reserve Group are restricted from acquiring Company Securities without the Company's consent if the effect would be to increase the First Reserve Group's ownership of Company Securities by an amount equal to three percent or more of either the voting power of the Company or the number of outstanding shares of any class or series of Company Securities.

  . Members of the First Reserve Group are restricted from transferring any Company Securities they own except in accordance with the Shareholders Agreement, which permits, among others, sales registered under the Securities Act of 1933, sales effected in compliance with Rule 144 under the Securities Act and other privately negotiated sales. Members of the First Reserve Group will, however, use their reasonable efforts to refrain from knowingly transferring more than five percent of the voting power of the Company to one person unless the Company consents.

  . Members of the First Reserve Group will vote all Company Securities they beneficially own with respect to each matter submitted to the Company's shareholders involving a business combination or other change in control of the Company that has not been approved by the Board of Directors either (a) in the manner recommended by the Board or (b) proportionately with all other holders of Company Securities voting with respect to such matter. The First Reserve Group will, however, retain the power to vote for the election of the nominee of First Reserve to the Company's Board. No member of the First Reserve Group will take any action, or solicit proxies in any fashion, inconsistent with the provisions of this paragraph.

  . No member of the First Reserve Group will join a group or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of any Company Securities, other than the First Reserve Group itself.

   These restrictions will not apply during any period that the First Reserve director designee is not serving as a director either (a) as a result of a failure of the Company or its Board to comply with the terms of the Shareholders Agreement or (b) if such designee is not elected by the shareholders (and such terms are complied with).

   Members of the First Reserve Group also are provided demand and piggyback registration rights with respect to the Company's common stock they own.

   Forasol-Foramer Acquisition. In accordance with the purchase agreement pursuant to which the Company acquired the operating subsidiaries of Forasol-Foramer, Ackermans & van Haaren Group and its affiliates (collectively, the "AVH Group") and Soletanche S.A. and its affiliates (collectively, the "Soletanche Group") were entitled to nominate one director to the Board of Directors of the Company; provided that the AVH Group on the one hand and the Soletanche Group on the other hand continued to own, directly or indirectly, at least 50% of the shares of the Company's common stock acquired pursuant to the purchase agreement. Christian J. Boon Falleur was the director nominee of the AVH Group, and Remi Dorval was the director nominee of the Soletanche Group. The AVH Group and the Soletanche Group are no longer entitled to nominate any directors to the Board.

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

   The following table discloses compensation for the years ended December 31, 2000, 1999 and 1998 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                          Summary Compensation Table

                                                   Long-Term
                                                  Compensation
                                                     Awards
                                                  ------------
                                     Annual
                                  Compensation       Shares
    Name and Principal          -----------------  Underlying     All Other
       Position (1)        Year  Salary   Bonus     Options    Compensation (2)
    ------------------     ---- -------- -------- ------------ ----------------
Paul A. Bragg............. 2000 $418,462 $836,924    86,000        $10,556
 President and Chief
  Executive                1999  402,141  598,858   129,000          9,776
 Officer                   1998  313,692  158,072   198,750          9,830
James W. Allen............ 2000  308,461  370,153    64,000         10,308
 Senior Vice President and
  Chief                    1999  298,846  222,517    50,000         11,042
 Operating Officer         1998  268,077   90,057   175,000         10,231
John O'Leary.............. 2000  234,230  210,807    57,000         10,471
 Vice President --
  International Marketing  1999  227,846  127,238    50,000          9,854
                           1998  196,462   49,499   145,201             --
John R. Blocker, Jr....... 2000  241,257  180,943    30,000             77
 Vice President -- Latin
  American                 1999  199,174   93,791    15,500             --
 Operations                1998  181,833   18,325    95,000             --
Gary W. Casswell (3)...... 2000  204,230  153,173    27,500            760
 Vice President -- Eastern
  Hemisphere               1999  190,768   89,830    15,500            334
 Operations                1998   63,000   34,699    35,000             --

--------

(1) As of December 31, 2000.
(2) Includes matching contributions deposited into the Company's 401(k) plan, as well as premiums paid on behalf of the executive for life and accidental death and disability insurance.
(3) Mr. Casswell joined the Company in August 1998.

Option Grants, Exercise and Valuation

   During 2000, options were granted to the named executive officers as shown in the first table below. All such options were granted at fair market value on the grant date. Such options generally are exercisable as to one-fifth of the shares covered thereby at the end of each six-month period after the grant date. Each option permits tax withholding to be paid by the withholding of shares of common stock issuable upon exercise of the option. Shown in the second table below is information with respect to unexercised options held at December 31, 2000.

                             Option Grants in 2000

                                            Individual Grants
                         --------------------------------------------------------
                                                                                  Potential Realizable Value
                                                                                    at Assumed Annual Rates
                            Number of      % of Total                             of Stock Price Appreciation
                           Securities    Options Granted  Exercise or                 for Option Term(1)
                           Underlying    to Employees in  Base Price   Expiration ---------------------------
Name                     Options Granted      1999       ($ per Share)    Date         5%           10%
----                     --------------- --------------- ------------- ---------- ---------------------------
Paul A. Bragg...........     86,000           13.2%         $19.563     07/25/10  $    567,892 $    1,439,149
James W. Allen..........     64,000            9.8%          19.563     07/25/10       422,617      1,070,995
John O'Leary............     57,000            8.8%          19.563     07/25/10       376,393        953,855
John R. Blocker, Jr.....     30,000            4.6%          19.563     07/25/10       198,102        502,029
Gary W. Casswell........     27,500            4.2%          19.563     07/25/10       181,593        460,193

--------
(1) The amounts under these columns result from calculations assuming 5% and 10% annual growth rates through the actual option term as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's common stock. The gains reflect a future value based upon growth at these prescribed rates.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Value

                                               Number of Shares
                                            Underlying Unexercised   Value of Unexercised In-
                          Shares            Options at Fiscal Year     the-Money Options at
                         Acquired                   End(1)              Fiscal Year-End(2)
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Paul A. Bragg...........    --       --      512,300      265,450    $5,462,563   $3,310,031
James W. Allen..........    --       --      591,800      186,200     7,703,825    2,327,175
John O'Leary............    --       --      239,882      152,721     2,251,977    1,865,552
John R. Blocker, Jr.....    --       --      220,200       96,300     2,394,395    1,175,093
Gary W. Casswell........    --       --       25,700       52,300       348,169      591,863

--------
(1) Number of options shown includes all options (both in and out of the money) at December 31, 2000.
(2) Value reflects those options in-the-money based on a closing price of $24.62 per share at December 31, 2000, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby exceeds the option exercise price.

Employment Agreements

   The Company is a party to employment agreements with Messrs. Bragg and Allen, each for a term currently ending February 4, 2002, with Mr. Casswell for a term currently ending August 15, 2002 and with Mr. Blocker for a term ending October 15, 2002. Each agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon the anniversary date of the respective agreement, with at least one year's advance notice. Each agreement provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive (1) two full years (one year for Messrs. Casswell and Blocker) of base salary (not less than the highest annual base salary during the preceding three years); (2) two years (one year for Messrs. Casswell and Blocker) of life, health, accident and disability insurance benefits for himself and dependents; (3) an amount equal to two times the target award (one times the target award for Messrs. Casswell and Blocker) for the Company's annual incentive compensation plan described below under "Report of the Compensation Committee on Executive Compensation"; and (4) immediate vesting of the executive's options and awards. The agreements treat death, disability, certain constructive terminations of an executive or the Company's failure to renew an agreement at the end of its term as an involuntary termination of the executive.

   Each agreement also provides for compensation due to involuntary termination following a Change in Control. "Change in Control" is defined to include the acquisition by a person of 20% or more of the Company's voting power, certain changes in a majority of the Board of Directors, a merger resulting in existing shareholders having less than 50% of the voting power in the surviving company and sale or liquidation of the Company. In the event of a Change in Control, the term of the agreements will be extended for a period of three years (two years for Messrs. Casswell and Blocker) from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including voluntary resignations by the executive within six months after a Change in Control), the executive will be entitled to receive
(1) salary and benefits equal to three full years (two full years for Messrs. Casswell and Blocker) of compensation; (2) bonus equal to three times (two times for Messrs. Casswell and Blocker) the maximum award for the year of termination; (3) life, health and accident and disability insurance continued for three years (two years for Messrs. Casswell and Blocker) or until reemployment; and (4) immediate vesting of the executive's options and awards. The agreements with Messrs. Bragg and Allen also provide that the Company shall reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change in Control.

   In addition, each executive's agreement provides a noncompete clause for two years (one year for Messrs. Casswell and Blocker) after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause is void.

   In connection with the acquisition of the operating subsidiaries of Forasol-Foramer, the Company entered into a severance agreement with Mr. O'Leary. The agreement provides that, if he is terminated other than for reasons of misconduct, resignation, death, disability or the attainment of 65 years of age, he will receive one month of gross salary (as defined) for each year of service with Forasol-Foramer and the Company. In addition, the Company will provide him and his dependents 18 months of coverage under the Company's retirement and benefit plans.

Report of the Compensation Committee on Executive Compensation

   The Compensation Committee (the "Committee") consists of three outside directors, Messrs. McBride, Boon Falleur and Sneed (Chairman), who are neither officers or employees of the Company nor eligible to participate in any of the compensation programs the Committee administers. The Committee meets at least semiannually to review, recommend and approve employment agreements, salaries, incentive plans, stock options and employee benefit plans for officers and key employees. The key elements of the Committee's compensation program are base salary, annual incentive awards and long-term incentive awards.

   Base Salary. Under the Committee's program, the base salary for the executive officers and other key employees is established to position the individual in the median to upper salary level for the individual's peers in the contract drilling industry. Specific compensation for individual executives will vary within this target range as a result of the subjective judgment of the Committee. The Company has employment agreements with all its executive officers. These executives received base salary increases ranging from 0% to 16% (equal to a weighted average of 5.9%) effective August 2000.

   Annual Incentive Compensation. The second component of the program is the annual incentive compensation plan. The plan provides incentives to each executive officer to maximize cash generation and profitability of the Company, enhance liquidity and build cash balances. Bonuses were paid on a discretionary basis by the Committee from a bonus pool based on the amount of free cash flow generated by the Company as determined in accordance with the plan. For 2000, the bonus pool was $5.2 million.

   Long-Term Incentive Compensation. The final component of the Committee's compensation program is the Company's 1998 Long-Term Incentive Plan. Under the plan, the Committee is authorized to grant key employees, including the named executive officers, stock options and other stock and cash awards in an effort to provide long-term incentives to such executives. The Committee currently views stock options as the most effective way to tie the long-term interests of management directly to those of the shareholders. In awarding stock options to executives other than the Chief Executive Officer, the Committee reviews and approves or modifies recommendations made by the Chief Executive Officer.

   Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of each award.

   Chief Executive Officer Compensation. The Committee applies the executive compensation program described above in determining the Chief Executive Officer's total compensation. In 2000, the Committee reviewed Mr. Bragg's base salary, comparing it to the salary of his peers in the international contract drilling industry, and recommended to the Board of Directors that his base salary be increased to $430,000 effective August 2000. For 2000, the Company awarded Mr. Bragg an incentive bonus of $836,924, which represented an incentive compensation award of 200% of Mr. Bragg's weighted-average base salary. In addition, the Committee awarded options to Mr. Bragg to purchase an additional 86,000 shares of the Company's common stock (at the market value of such stock on the date of the award).

   Supplemental Retirement Plan. The Committee has implemented a supplemental Executive Retirement Plan for executives that are selected from time to time by the Company's Chief Executive Officer and approved by the Committee. Currently, Messrs. Bragg and Allen participate in the Plan.

   Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. "Performance based" compensation meeting specified standards is deductible without regard to the $1 million cap. The Committee does not anticipate any payment of compensation in 2000 or 2001 in excess of what is deductible under Section 162(m); however, the Committee reserves the right to structure future compensation of the Company's executive officers without regard for whether such compensation is fully deductible if, in the Committee's judgment, it is in the best interests of the Company and its shareholders to do so.


   The Committee believes its practices are fair and equitable for both the executive officers and the shareholders of the Company.

                                          Respectfully submitted,

                                          Christian J. Boon Falleur
                                          Ralph D. McBride
                                          James T. Sneed

Shareholder Return Performance Presentation

   Presented below is a line graph comparing for the last five years the yearly change in the Company's common stock against the SCI Index (which includes 82 upstream oil service and equipment companies in the January 2001 SCI Monthly Performance & Valuation Guide), the SCI Offshore Drillers Index (which includes the Company, Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International, Incorporated, Fred Olsen Energy ASA, Global Marine Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, Parker Drilling Company, Rowan Companies, Inc., Smedvig ASA, Santa Fe International and Transocean Sedco Forex, Inc.) and the S&P 500 Index.

                  Comparison of Cumulative Five Year Returns


                             [CHART APPEARS HERE]

                                             1995  1996  1997  1998  1999  2000
                                             ----- ----- ----- ----- ----- -----
   Pride.................................... 100.0 218.8 237.6  66.5 137.6 231.8
   SCI...................................... 100.0 159.1 240.4  99.3 139.2 237.1
   SCI Offshore............................. 100.0 237.2 304.9 111.6 210.7 288.8
   S&P 500.................................. 100.0 122.6 163.3 210.0 254.2 231.1

                            AUDIT COMMITTEE REPORT

   The Audit Committee consists of Messrs. Clement, Dorval and McBride. The Audit Committee is primarily responsible for assisting the Board of Directors in monitoring the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence of the firm of independent public accountants hired to audit the Company's financial statements. Each of the members of the Audit Committee is "independent" as defined by listing standards of the NYSE. A copy of the charter of the Audit Committee adopted by the Board of Directors is attached as Annex A to this Proxy Statement.

   The Audit Committee conducts an annual review of its charter to assess its adequacy. In 2000, the Audit Committee made a number of changes to reflect the new standards set forth in SEC regulations and the NYSE listing standards. Generally, these changes reflected increased specificity in the charter rather than changes in the Committee's practices.

   The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Committee's responsibility is one of oversight. In this context, the Audit Committee discussed with PwC, the Company's independent auditors for 2000, those matters PwC communicated to and discussed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with PwC its independence from the Company and received a written statement from PwC concerning independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." This discussion and disclosure informed the Audit Committee of the independence of PwC and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by PwC not related to the audit of the Company's financial statements and to the review of the Company's interim financial statements is compatible with maintaining the independence of PwC. Finally, the Audit Committee reviewed and discussed with the Company management, the internal auditors of the Company and PwC the Company's audited consolidated balance sheet as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. PwC informed the Audit Committee that the Company's audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

   Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that these financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          Respectfully submitted,

                                          James B. Clement
                                          Remi Dorval
                                          Ralph D. McBride

                    FEES PAID TO PRICEWATERHOUSECOOPERS LLP

Audit Fees

   The aggregate fees for professional services rendered by PwC for the audit of the Company's financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for such year were approximately $880,000.

Financial Information Systems Design and Implementation Fees

   PwC did not provide the Company any financial information systems design and implementation services as used in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for the year ended December 31, 2000.

All Other Fees

   The aggregate fees for all other services rendered by PwC for the year ended December 31, 2000 were approximately $708,000.

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                          FOR THE 2002 ANNUAL MEETING

   To be included in the proxy materials for the 2002 Annual Meeting of Shareholders, shareholder proposals submitted for presentation at the annual
meeting must be received by the Company no later than December   , 2001.
Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any shareholder proposal if notice of the
proposal is not received by the Company by March    , 2001. It is suggested
that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of the Company. No shareholder proposals have been received for inclusion in this Proxy Statement.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

   Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business that persons, other than management, intend to present at the meeting. If any other matters requiring a vote of the shareholders arises, the proxies in the enclosed form shall be deemed to confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority for any such other matter in accordance with their best judgment. Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, are available without charge to shareholders upon request to Earl W. McNiel, Chief Financial Officer, at the principal executive offices of Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.

                                          By Order of the Board of Directors

                                          /s/ Robert W. Randall
                                          Robert W. Randall
                                          Secretary

                                    ANNEX A

                           PRIDE INTERNATIONAL, INC.
                            Audit Committee Charter

Purpose

   The Audit Committee of the Board of Directors (the "Committee") is appointed by the Board to assist the Board in monitoring (i) the quality and integrity of the accounting, auditing and financial reporting practices of Pride International, Inc. (the "Company") and (ii) the independence of the firm of independent public accountants hired to audit the Company's financial statements (the "external auditors").

Membership and Meetings

   The Committee shall consist of not less than three directors, each of whom shall serve at the discretion of the Board. The Committee's composition shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange, Inc. ("NYSE") and applicable regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, each member shall have no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company. In addition, (i) each member shall be (or shall become within a reasonable time after appointment) financially literate, and (ii) at least one member shall have accounting or related financial management expertise, in each case as the Board interprets such qualification in its business judgment.

   The Committee shall meet twice annually, with special meetings called as circumstances dictate, and shall meet periodically with management and the external auditors in order to maintain direct lines of communication. The Committee may hold executive sessions with these individuals to discuss any matters that they or the Committee believe should be discussed privately. The Committee has the authority to conduct or authorize investigations into any matters within the Committee's scope of responsibilities, and is empowered to retain, at the Company's expense, independent counsel and other professionals to assist in the conduct of any such investigation.

Accountability of External Auditors

   The external auditors are ultimately accountable to the Committee and the Board. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditors.

Duties and Responsibilities

   The Committee shall:

  1. Annually recommend to the Board the selection of the external auditors, with such selection to be submitted to the shareholders for ratification.

  2. Review and approve the plan and scope of the annual audit of the Company's financial statements and any other services provided by the external auditors, as well as the fees related to the audit and such other services.

  3. Discuss with management and the external auditors the design, quality and adequacy of the Company's internal controls.

  4. Review and discuss with management and the external auditors the Company's audited annual financial statements prior to filing with the SEC, and determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

  5. Discuss with the external auditors the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) and any matters brought to the Committee's attention as a result of the application of the Statement of Auditing Standards No. 71 (Interim Financial Information).

  6. Ensure that the external auditors submit to the Committee on a periodic basis a formal written statement delineating all relationships between the external auditors and the Company, actively engage in a dialogue with the external auditors with respect to any such disclosed relationships or services that may impact the objectivity and independence of the external auditors, and recommend that the Board take appropriate action in response to the written statement to satisfy itself of the independence of the external auditors.

  7. Prepare a report to shareholders as required by the SEC to be included in the Company's annual proxy statement.

  8. Provide reports of Committee activities to the Board, and perform such other functions, as requested by the Board or required by law or NYSE rule.

Annual Review of Charter

   At least annually, the Committee shall review and reassess the adequacy of this Charter. The Committee shall report the results of the review to the Board and, if necessary, recommend that the Board amend this Charter.

Oversight/Reliance

   While the Committee has the responsibilities and powers set forth in this Charter, the Board and the Committee recognize that the Company's management is responsible for preparing the Company's financial statements and the external auditors are responsible for auditing those financial statements. Therefore, the Committee's responsibility is one of oversight. Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Committee shall be entitled to assume and rely upon (i) the integrity of those persons and organizations within and outside the Company from which it receives information, and (ii) the accuracy of the financial and other information provided to the Committee by such persons and organizations.

                           PRIDE INTERNATIONAL, INC
                   PROXY-2001 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 2001

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April ___, 2001. Paul A. Bragg and Robert W. Randall, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Shareholders of Pride International, Inc. (the "Company") to be held at the St. Regis hotel, 1919 Briar Oaks Lane, Houston, Texas on May 18, 2001 at 1:30 p.m., Houston Time, or any adjournment of such meeting, and to represent and vote all shares of common stock of the Company that the undersigned is entitled to vote.


                (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED ABOVE AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED "FOR" ITEMS 1, 2 AND 4 AND "FOR" ALL DIRECTOR NOMINEES. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED HEREIN.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.



                                    ----------------------------------------
                                    (Signature)




                                    ----------------------------------------
                                    (Signature if held jointly)




                                    ----------------------------------------
                                    (Printed Name)



                                    Dated:----------------------------------


                                    Please sign exactly as your stock is
                                    registered. Joint owners should each sign personally. Executors, administrators, trustees, etc. should so indicate when signing.


                         .   FOLD AND DETACH HERE   .




[X]   Please mark your votes as in
      this example.

                                                                                                     FOR     AGAINST     ABSTAIN

 3.   If Item 1 is approved, election of nominees       1.    Adoption of the amendment to the       [ ]       [ ]         [ ]
      Paul A. Bragg and Jorge E. Estrada M. as                Articles to annually elect a
      Class I directors.                                      portion of directors to a
                                                              classified Board of Directors.
                      FOR      WITHHELD
      All nominees    [ ]      [ ]                      2.    Adoption of the amendment to the       [ ]       [ ]         [ ]
                                                              Articles to increase authorized
      FOR, except withheld from the following                 common stock to 200,000,000
      nominees:                                               shares.

      -------------------------------------------       4.    Ratification of the appointment        [ ]       [ ]         [ ]
                                                              of PricewaterhouseCoopers LLP.

